Exhibit 77Q1(d)

LORD ABBETT EQUITY TRUST

AMENDMENT TO

DECLARATION AND AGREEMENT OF TRUST

The undersigned, being at least a majority of the Trustees of Lord Abbett Equity Trust, a Delaware statutory trust (the “Trust”) organized pursuant to a Declaration and Agreement of Trust dated May 1, 2001 (the “Declaration”), do hereby establish, pursuant to Section V.2 of the Declaration, three new classes of shares for each of the Trust’s two series: Lord Abbett Calibrated Large Cap Value Fund; Lord Abbett Calibrated Mid Cap Value Fund; such new classes to be designated Class R4, Class R5, and Class R6 shares of each series.  Any variations as to purchase price, determination of net asset value, the price, terms and manner of redemption and special and relative rights as to dividends on liquidation, and conditions under which such series or classes shall have separate voting rights, shall be as set forth in the Declaration or as elsewhere determined by the Board of Trustees of the Trust.

This instrument shall constitute an amendment to the Declaration.

IN WITNESS WHEREOF, the undersigned Trustees have executed this instrument this 6th day of November, 2014.

/s/Daria L. Foster                                                                                 /s/Julie A. Hill
Daria L. Foster                                                                                     Julie A. Hill

/s/E. Thayer Bigelow                                                                          /s/Franklin W. Hobbs
E. Thayer Bigelow                                                                               Franklin W. Hobbs

/s/Rober B. Calhoun, Jr.                                                                     /s/James M. McTaggart
Robert B. Calhoun, Jr.                                                                         James M. McTaggart

/s/Eric C. Fast                                                                                     /s/James L.L. Tullis
Eric C. Fast                                                                                          James L.L. Tullis

/s/Evelyn E. Guernsey
Evelyn E. Guernsey